Exhibit 10.2

Execution Version

July 26, 2022

Lionheart III Corp

4218 NE 2nd Avenue

Miami, FL 33137

Re:	Sponsor Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Agreement”) is being delivered to you in accordance with (a) that certain Business Combination Agreement, dated as of the date hereof (the “BCA”), by and among Lionheart III Corp, a Delaware corporation (“SPAC”), Security Matters Limited, an Australian public company with Australian Company Number (ACN) 626 192 998 listed on the Australian Stock Exchange (the “Company”), Empatan Public Limited Company, a public limited company incorporated in Ireland with registered number 722009 (“Parent”), and Aryeh Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), (b) that certain Scheme Implementation Deed (the “SID”) by and among SPAC, the Company and Parent, dated as of the date hereof, and (c) the transactions relating to and contemplated by the BCA and the SID (the foregoing transactions, collectively, the “Business Combination”).

This Sponsor Agreement hereby amends and restates in its entirety that certain letter, dated November 3, 2021, from Lionheart Equities, LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned individuals, each of whom is a member of SPAC’s board of directors (the “SPAC Board”) and/or management team (each, an “Insider” and collectively, the “Insiders”), to SPAC (the “Prior Letter Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the BCA or the SID.

In order to induce SPAC, the Company and Parent to enter into the BCA and the SID and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each Insider hereby agrees with SPAC, the Company and Parent as follows:

1. Voting Support. The Sponsor and each Insider irrevocably agrees that it, he or she shall:

(a) vote any SPAC Common Shares owned by it, him or her (all such shares of common stock, the “Covered Shares”) in favor of the Business Combination and each other related proposal at the Lionheart Shareholder Meeting and any other special meeting of SPAC’s stockholders called for the purpose of soliciting stockholder approval in connection with the consummation of the Business Combination;

(b) when such Lionheart Shareholder Meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(c) vote (or execute and return an action by written consent), or cause to be voted at such Lionheart Shareholder Meeting, or validly execute and return and cause such consent to be granted with respect to, all of such Covered Shares against (i) any Lionheart Competing Transaction (as defined in the SID), (ii) any change in the present capitalization of SPAC or any amendment of SPAC’s Certificate of Incorporation, except to the extent expressly contemplated by the BCA or as consented to in writing by the Company, and (iii) any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Business Combination or any of the other transactions contemplated by the BCA or the SID or result in a breach of any covenant, representation or warranty or other obligation or agreement of SPAC under the BCA or the SID or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor or the Insiders contained in this Sponsor Agreement;

(d) vote in favor of any other proposals set forth in SPAC’s proxy statement to be filed by SPAC with the SEC relating to the Transaction (including any proxy supplements thereto, the “Proxy Statement”);

(e) vote for any proposal to adjourn or postpone the applicable stockholder meeting to a later date if (and only if) there are not sufficient votes for approval of the BCA and SID and any other Lionheart Proposals or other proposals related thereto as set forth in the Proxy Statement on the dates on which such meetings are held; and

(f) not redeem any Covered Shares owned by it, him or her in connection with such shareholder approval.

Prior to any valid termination of the BCA and the SID, the Sponsor and each Insider shall (x) take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under SPAC’s organizational documents and applicable Laws, or reasonably requested by SPAC, the Company or Parent, to consummate the Business Combination and the other transactions contemplated by the BCA and the SID on the terms and subject to the conditions set forth therein and (y) be bound by and comply with Section 7.02 of the BCA (Confidentiality), Section 16.1 of the SID (Confidential Information), Section 7.03 of the BCA (Exclusivity) and Section 10 of the SID (Exclusivity) (and any relevant definitions contained in any such Sections) as if such Person were a signatory to the BCA or SID with respect to such provisions.

The obligations of the Sponsor specified in this paragraph 1 shall apply irrespective of the SPAC Board’s approval of the Business Combination or any action described above.

2. Remedies. The Sponsor and each Insider hereby agrees and acknowledges that: (i) SPAC, the Company and Parent would be irreparably injured in the event of a breach by the Sponsor or any Insider of its, his or her obligations under this Sponsor Agreement; (ii) monetary damages may not be an adequate remedy for such breach; (iii) the non-breaching party shall be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy that such party may have in law or in equity; and (iv) the right to seek specific enforcement is an integral part of the transactions contemplated by this Sponsor Agreement and without that right, SPAC, the Company and Parent would not have entered into the BCA or SID.

3. Lock-up Agreement; Waiver of Adjustment Rights. The Sponsor and each Insider acknowledge and agree as follows:

(a) it, he or she shall not transfer (as defined below) any Founder Shares (or SPAC Common Shares issuable upon conversion thereof) until the earlier of (A) six months after the completion of the SPAC’s initial Business Combination or (B) subsequent to the SPAC’s initial Business Combination, (x) if the last reported sale price of the SPAC Common Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 30 days after the SPAC’s initial Business Combination or (y) the date on which the SPAC completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the SPAC’s stockholders having the right to exchange their SPAC Common Shares for cash, securities or other property (the “Founder Shares Lock-up Period”).

(b) to the extent that it, she or he holds Private Placement Units, Private Placement Shares or Private Placement Warrants (or SPAC Common Shares issued or issuable upon the exercise of the Private Placement Warrants) it, he or she shall not transfer any of such securities until 30 days after the completion of a Business Combination (the “Private Placement Units Lock-up Period”, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c) notwithstanding the provisions set forth in paragraphs 3(a) and (b), transfers of the Founder Shares, Private Placement Units, Private Placement Shares, Private Placement Warrants and SPAC Common Shares issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares and that are held by the Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 3(c)), are permitted (a) to the SPAC’s officers or directors, any affiliate or family member of any of the SPAC’s officers or directors, any affiliate of the Sponsor or any member of the Sponsor; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of the SPAC’s initial Business Combination at prices no greater than the price at which the Founder Shares, Private Placement Shares, SPAC Common Shares or Private Placement Warrants or warrants were originally purchased; (f) in the event of the Company’s liquidation prior to the completion of an initial Business Combination; or (g) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; provided, however, that in the case of clauses (a) through (e) or (g), any such permitted transferees must enter into a written agreement with the SPAC agreeing to be bound by the transfer restrictions herein in this paragraph 3(c) and the other restrictions contained in this Sponsor Agreement.

(d) Section 4.3(b)(i) of the SPAC Certificate of Incorporation provides that each SPAC Class B Common Share shall automatically convert into one SPAC Class A Common Share (the “Initial Conversion Ratio”) at the time of the Business Combination, and (B) Section 4.3(b)(ii) of the SPAC Certificate of Incorporation provides that the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the event that additional SPAC Class A Common Shares are issued in excess of the amounts offered in SPAC’s initial public offering of securities; and

(e) as of and conditioned upon the Closing, the Sponsor and each Insider hereby irrevocably relinquishes and waives any and all rights the Sponsor and each Insider has or will have under Section 4.3(b)(ii) of the SPAC Certificate of Incorporation to receive SPAC Class A Common Shares in excess of the number issuable at the Initial Conversion Ratio upon conversion of the existing SPAC Class B Common Shares held by him, her or it, as applicable, in connection with the Closing as a result of any Adjustment.

4. Definitions. As used herein, (i) “transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b); (ii) “Founders Shares” means 3,125,000 shares of SPAC’s Class B Common Shares; (iii) “Private Placement Shares” shall mean the SPAC Common Shares comprising a part of the Private Placement Units; (iv) “Private Placement Units” shall mean the 125,000 units of the SPAC at a price of $10.00 per Private Placement Unit; and (v) “Private Placement Warrants” shall mean the warrants comprising a part of the Private Placement Units.

5. Power and Authority. The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement.

6. Entire Agreement; Amendment, Modification, Waiver. This Sponsor Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor, each Insider and the Prior Letter Agreement. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by SPAC and the Company and the other parties charged with such change, amendment, modification or waiver, it being acknowledged and agreed that SPAC’s and the Company’s execution of such an instrument will not be required after any valid termination of the BCA and the SID.

7. Assignment. No party hereto may, except as set forth herein, assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder, other than in conjunction with a transfer of SPAC Common Shares or SPAC Private Warrants that is not in breach of law or contract, without the prior written consent of SPAC and the Company (except that, following any valid termination of the BCA and the SID, no consent from SPAC, the Company or Parent shall be required). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the Sponsor, each Insider, SPAC and their respective successors, heirs, personal representatives and assigns and permitted transferees.

8. No Third-Party Beneficiaries. Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees. Notwithstanding anything herein to the contrary, each of Sponsor, SPAC and each Insider acknowledges and agrees that, until the earlier of (i) the valid termination of the BCA and the SID or (ii) the consummation of the Business Combination, each of the Company and Parent is an express third-party beneficiary of this Sponsor Agreement and may directly enforce (including by action for specific performance, injunctive relief or other equitable relief) each of the provisions set forth in this Sponsor Agreement as though directly a party hereto.

9. Counterparts. This Sponsor Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

10. Severability. This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

11. Governing Law. This Sponsor Agreement, and all claims or causes of action based upon, arising out of, or related to this Sponsor Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Sponsor Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the Borough of Manhattan in the State of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph. The prevailing party in any such Action (as determined by a court of competent jurisdiction) shall be entitled to be reimbursed by the non-prevailing party for its reasonable expenses, including reasonable attorneys’ fees, incurred with respect to such Action. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12. Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 10.01 of the BCA to the applicable party at its principal place of business.

13. Term. This Sponsor Agreement (including, for the avoidance of doubt, Section 3 hereof) shall terminate upon the consummation of the Business Combination. In the event of a valid termination of the BCA and the SID, this Sponsor Agreement shall be of no force and effect and shall revert to the Prior Letter Agreement. No such termination or reversion shall relieve the Sponsor, each Insider or SPAC from any liability resulting from a breach of this Sponsor Agreement occurring prior to such termination or reversion.

14. Representation and Warranties. The Sponsor and each Insider hereby represents and warrants (severally and not jointly as to itself, himself or herself only) to SPAC as follows (and as applicable): (i) the Sponsor is duly organized, validly existing and in good standing under the laws of the State of Delaware, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within the Sponsor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of the Sponsor; (ii) each Insider has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder; (iii) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (iv) the execution and delivery of this Sponsor Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) with respect to the Sponsor, conflict with or result in a violation of its organizational documents, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any contract binding upon such Person or such Person’s SPAC Common Shares or SPAC Private Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of his, her or its obligations under this Sponsor Agreement; (v) there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Sponsor Agreement; (vi) except for fees described in Section 13.3(s) of the SID, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, SPAC, any of its Subsidiaries or any of their respective Affiliates in connection with the BCA, the SID or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which SPAC or any of its respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the BCA and the SID and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) such Person has good title to all such SPAC Common Shares and SPAC Private Warrants, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such SPAC Common Shares or SPAC Private Warrants (other than transfer restrictions under the Securities Act)) affecting any such SPAC Common Shares or SPAC Private Warrants, other than pursuant to (A) this Sponsor Agreement, (B) the SPAC Certificate of Incorporation, (C) the BCA or the SID, (D) the Registration Rights Agreement, dated as of November 3, 2021, by and among SPAC and certain security holders, or (E) any applicable securities laws; and (x) the total number of shares of SPAC Common Shares identified on Schedule A are the only SPAC Common Shares owned of record or beneficially owned (within the meaning of Section 13(d) of the Exchange Act) by the Sponsor and the Insiders as of the date hereof, and none of such SPAC Common Shares is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such SPAC Common Shares, except as provided in this Sponsor Agreement.

15. Certain Adjustments. If, and as often as, there are any changes in SPAC, the SPAC Common Shares or the SPAC Private Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to SPAC, SPAC’s successor or the surviving entity of such transaction, the SPAC Common Shares and SPAC Private Warrants, each as so changed.

16. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature Page Follows]

Sincerely,

SPONSOR:

LIONHEART EQUITIES, LLC

By:	/s/ Ophir Sternberg
Name: Ophir Sternberg
Title:

INSIDERS:

/s/ Ophir Sternberg
Ophir Sternberg

/s/ Paul Rapisarda
Paul Rapisarda

/s/ Faquiry Diaz Cala
Faquiry Diaz Cala

/s/ James Anderson
James Anderson

/s/ Thomas Byrne
Thomas Byrne

/s/ Thomas Hawkins
Thomas Hawkins

/s/ Roger Meltzer
Roger Meltzer

[Signature Page to Lionheart Corp III Sponsor Agreement]

Acknowledged and Agreed:

SPAC:

LIONHEART CORP III

By:	/s/ Ophir Sternberg
Name: Ophir Sternberg
Title: Chairman, President and Chief Executive Officer

[Signature Page to Lionheart Corp III Sponsor Agreement]

Schedule A

Sponsor and Insider Ownership of Securities